Exhibit 99.2

Trex Company, Inc.

First Quarter 2024 Earnings Conference Call

Thursday, May 09, 2024, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks - President, Chief Executive Officer

Brenda Lovcik - Senior Vice President, Chief Financial Officer

Amy Fernandez - Senior Vice President, Chief Legal Officer and Secretary

Casey Kotary - Investor Relations

PRESENTATION

Operator

Good evening, and welcome to the Trex Company, Inc., First Quarter 2024 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your touchtone phone, to withdraw your question, please press “*” then “2.” Please note, this event is being recorded.

I would now like to turn the conference over to Casey Kotary. Please go ahead.

Casey Kotary

Thank you, everyone, for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer, and Brenda Lovcik, Senior Vice President and Chief Financial Officer. Joining Bryan and Brenda is Amy Fernandez, Senior Vice President, Chief Legal Officer and Secretary, as well as other members of Trex management.

The Company issued a press release today after market-close containing financial results for the first quarter of 2024. This release is available on the Company’s website. This conference call is also being webcast and will be available on the investor relations page of the Company’s website for 30 days.

I will now turn the call over to Amy Fernandez. Amy.

Amy Fernandez

Thank you, Casey. Before we begin, let me remind everyone that statements on this call regarding the Company’s expected future performance and conditions constitute forward-looking statements within the meaning of Federal Securities Laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Q as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Amy, and good evening. Thank you all for participating in today’s call to review our first quarter performance and discuss our business outlook.

This was an outstanding quarter for Trex, reflecting our leadership position in the growing Outdoor Living category. Within the quarter we demonstrated excellent execution across our organization along with strong channel demand for Trex-branded decking and railing products.

First quarter sales came in above the high end of our guidance range. The shift of our Early Buy season added approximately $75 million in incremental sales in the first quarter, as our channel partners re-stocked ahead of the season after ending 2023 with historically low inventories. Beyond a normalized seasonal inventory build, we saw strong growth and contribution from our recent premium decking product launches, Trex Transcend® Lineage™ and Trex Signature®. These additions to our portfolio have continued to gain traction, helping to drive double-digit sell-through of Trex premium products in the first quarter.

Trex’s channel partner inventories ending the quarter are at appropriate levels to service consumer demand during the busy decking season. Feedback from our contractor network indicates they have strong backlogs, with projects trending towards larger deck sizes and premium products, and average lead times ranging from 6 to 8 weeks while many of our TrexPro Platinums have lead times through late summer. These indicators were shared consistently when our leadership team gathered with over 300 of our largest TrexPro Platinum contractors during the month of April. These data points, along with other internal data, support our view that business conditions, especially at the high end of the market, continue to be favorable and reflect a return to more normal seasonality.

In the first quarter, we continued to see mid-single-digit increases in sell-through of our total product portfolio, which has been designed to offer products at every price point and now includes a broader price range of railing options to complement our complete line of decking. There are numerous demand drivers that have and will continue to support Trex’s growth.

First, the average age of housing stock continues to increase, yielding record growth in homes between 20 and 40 years old over the next five years. These homes are prime candidates for remodeling projects. In many cases, these homes will also have decks. We estimate that approximately half of the 50 million to 60 million decks in existence are either at or beyond the age for replacement.

Next, with higher mortgage rates and the rising cost of housing, consumers remain in their homes longer and are prioritizing investments in their outdoor spaces that enable them to gain fuller enjoyment of their existing footprint. One of the most affordable ways to add square footage to your home is to add a deck. Trex is well positioned to take advantage of the trend of creating functional spaces beyond the walls of the home with outdoor living areas complete with couches, fireplaces, TVs, and cooking areas.

Lastly, we continue to see the opportunity to convert more wood decks to Trex composite decking and railing. We estimate this conversion to be occurring at a long-term average of 150 to 200 basis points per year. With a comprehensive product portfolio, a robust branding and marketing program, the industry’s strongest dealer and distribution network, and a leading share of home center shelf space and sales, Trex is well positioned to benefit from that wood conversion.

Our financial outperformance in the first quarter was primarily related to exceptional gross margin expansion. The combination of high utilization with continued production efficiencies and fast-return cost-saving projects led to a 45% gross margin for the quarter. While we do not expect to replicate this margin level in subsequent quarters this year, it is a strong indicator of our ability to leverage our existing capacity in tandem with volume growth. To support and ensure that channel inventories are appropriate to serve the decking and railing season, Trex has been running at high-capacity utilization. This utilization will decrease as the year progresses.

During the quarter, we implemented new cost-saving projects as planned, while also developing new projects for our future cost-saving pipeline. One notable project is the development of a new plastics recycling and processing technologies that will allow Trex to process contaminated materials more efficiently and allow for the use of a larger variety of recycled materials.

Additionally, we continue to increase our investments in branding and other sales and marketing programs. These programs are designed to engage with homeowners seeking to update their outdoor living spaces with the broadest array of decking, railing, and other outdoor living products at price points to serve a large range of household income levels.

As noted in prior calls and our Investor Day, new product development is a key priority and a future growth driver for Trex as we seek to expand our share of the addressable market. Following the launch of Select T-Rail last year, our high-performance, value price system, we added two modern specialty premium railing options to our portfolio: the Trek Signature® X-Series™ railing, available in both cable and frameless glass infills. The positive response to these product announcements now translates into orders as these new high end railing products begin shipping this quarter.

Additionally, we began taking orders for Trex-branded decking fasteners in the first quarter for shipment in the second quarter. Trex has long sold our market-leading Hideaway hidden fastening system and now we’re broadly expanding into traditional decking and fascia fastening solutions with the launch of color-matched screws and plugs, specially engineered bits, depth setters and clips, all of which are designed to deliver a clean, cohesive esthetic while making installation easier and more efficient for contractors and DIY installers alike. This is a great example of penetrating an adjacent market where we are directly related to our core products of decking and railing while further strengthening our leadership position and creating competitive advantages for our channel partners.

During the quarter, we received many accolades from independent third parties. Trex was recognized as the overall supplier of choice from Builders FirstSource by winning the Morris Tolly National Supplier of the Year award. Other awards recognize our commitment to sustainability, innovation, and corporate responsibility, and naming Trex — “America’s Most Trusted Outdoor Decking” for the fourth consecutive year, which highlights the enduring connection between consumers and the Trex brand. All of us at Trex are honored and humbled to receive these awards, and I want to thank all our Trex team members as well as our channel partners and our suppliers for their contributions to these important recognitions.

Now I’ll turn the call over to our Senior Vice President and CFO, Brenda Lovcik, for a financial review. Brenda.

Brenda Lovcik

Thank you, Bryan, and good evening, everyone. I am pleased to review our exceptionally strong first quarter 2024 results, which represent an excellent start to the year and support our expectations for above market growth in 2024.

In the first quarter, net sales were $374 million, 57% above the $239 million of net sales reported in last year’s first quarter. This growth was driven, in part, by the shift of our Early Buy program from Q4 2023 into the beginning of 2024, resulting in approximately $75 million of incremental sales in this year’s first quarter. Sales volumes also benefited from the re-stocking of channel inventories in preparation for the beginning of the decking and railing season.

Gross margin was 45.4%, a 580-basis-point expansion from 39.6% in the first quarter of 2023, and above expectations. Increased capacity utilization, along with related production efficiencies and the continued benefit of cost-out programs, were the key drivers of this exceptional margin performance, which more than offset higher labor costs. I continue to be impressed by the discipline and the success the Company has around continuous improvement programs. It is part of our DNA and is embraced at all levels within the organization. As Bryan noted, while we do not expect to replicate this margin level in subsequent quarters this year, it is a good indicator of our ability to drive substantial operating leverage.

Selling, general, and administrative expenses were $51 million, or 13.5% of net sales, in the first quarter compared to $37 million, or 15.7% of net sales, a year ago, representing considerable leverage as a percent of sales due to the strong sales performance in this year’s first quarter. The year-over-year dollar increase is primarily due to accelerated branding and marketing spend mainly related to new product launches and preparing for the busy season. We made the decision in 2023 to increase our branding spend back to historical levels. As we continue to invest at this level in 2024, we see evidence of it helping to drive the market to Trex products.

Net income was $89 million in the first quarter, or $0.82 per diluted share, more than double the $41 million, or $0.38 per diluted share, reported last year. We delivered EBITDA of $133 million, or 35.6% of net sales, compared to $69 million, or 28.8% of net sales, in the year-ago quarter, driven by increased sales volume and higher gross margins.

Consistent with historical trends, first quarter cash flow from operations represented a use of cash, primarily for working capital needs. Cash used in operations was $174 million, compared to cash used in operations of $115 million in 2023, primarily due to the shift in timing of the Early Buy program and subsequent increase in Q1 sales volume.

We invested $38 million in capital expenditures, primarily related to the build-out of the Arkansas manufacturing facility.

As noted in today’s earnings release, our first quarter results support our expectations for substantial, above market growth in 2024. We are pleased to reaffirm our full year guidance for this year. We expect net sales to range from $1.215 billion to $1.235 billion, representing year-on-year growth of 12% at the midpoint. EBITDA margin is expected to range from 30.0% to 30.5%.

Full year SG&A expenses are expected to drive 20 to 30 basis points of leverage and we are assuming an effective tax rate of approximately 25% to 26%. With our Early Buy program completed in Q1, we expect Q2 sales in the range of $380 million to $390 million.

With that, I’ll now turn the call back to Bryan for his closing remarks.

Bryan Fairbanks

Thank you, Brenda. As I noted in our last conference call, I have a high level of confidence in the Trex consumer, in our brand, our products and product development capabilities, our channel partners, and Trex’s growth potential. Our first quarter results have only strengthened that confidence.

Trex is well positioned to continue to benefit from the strength of the Outdoor Living category, and new product introductions are further distinguishing us from a competitive standpoint. Our channel partners are best in the industry, Trex products are available at over 6,700 locations – far more than any other brand in our industry, and consumer recognition of the attributes of Trex decking and railing products continues to build. We are looking ahead for a year of strong growth for Trex in 2024 and to capturing a greater share of the much-larger addressable market in the coming years.

Operator, we’ll now open the call for questions.

QUESTION AND ANSWER

Operator

We will now begin the question-and-answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you’re using a speaker phone, please pick up your handset before pressing the keys. To withdraw your question, please press “*” then “2.” For questions today, we ask you please to ask one with one follow-up.

Your first question comes from Stanley Elliott with Stifel.

Stanley Elliott

Bryan, Brenda, thank you for answering the questions. Congratulations on the strong start to the year.

Bryan Fairbanks

Thanks.

Stanley Elliott

Bryan, could you help us with the expectations maybe for sell-through embedded in the full year guide, and maybe what happens with inventories at the end of the year based upon that framework?

Bryan Fairbanks

Sure. We’re still embedded within our guide is a mid-single-digit increase in overall sales on a full-year basis. And we expect inventories as we get to the end of the year to be similar to the level that we were at the end of last year. So, we’ve built a plan which does put more inventory into the channel earlier than what we’ve done in the past couple of years. But if we take this back to pre-pandemic timeframe, this is getting back to a little bit more normalized way that the channel operates of making sure that inventories are peaking out at the end of the first quarter, and then as the season really kicks in, that inventory starts decreasing through Q2 and Q3.

Stanley Elliott

Nice to hear about the higher-end luxury being up double digits, especially with so much around consumer trade down. What’s driving this strong market outgrowth and maybe kind of any feedback you’ve received thus far from the channel?

Bryan Fairbanks

Yes, we see it as an overall economic indicator that those higher-end households are not as heavily impacted by inflation with food, fuel and all of the other things that are hitting those families. It’s easier for them to be able to invest in their existing homes with lower mortgage rates along the way. And we just see that there is a bit of a difference between that higher-end consumer and lower-end consumer. And we’ve seen that results in our business at the entry level versus some of those higher-end products. And that was one of the strategies as we launched Lineage and Signature. We understood as the economy had the potential for more difficult times, that high-end consumer would be there in either marketplace. And we wanted to make sure that we had the right premium products to appeal to those consumers.

Stanley Elliott

Perfect. Thanks, everybody, and congratulations. Best of luck.

Bryan Fairbanks

Thanks, Stanley.

Operator

Your next question comes from Tim Wjos with Baird.

Tim Wjos

Hi, everybody. Good afternoon. Nice job on the results.

Bryan Fairbanks

Thanks.

Tim Wjos

Maybe just to start on the gross margins, could you give us, I guess, a little bit of flavor, how you think those should sequence through the year? Just my back-of-the-envelope math kind of suggests that maybe it does imply a little bit of year-over-year decline as the year progresses. So, I just kind of want to make sure I kind of understand the pace of gross margin through the year.

Brenda Lovcik

So, yes, it’s typical that you would see us have the higher gross margin both in the Q1 and Q2, both the first half of the year. And then in the back half, right? As we start to bring down utilization in the factories, you’ll start to see those gross margin declines in Q3 and Q4, but still expecting, again, nice improvement for the full year...from a full year perspective.

Tim Wjos

Okay. I mean, is my math right in that you’re probably somewhere in, like, the 41.5%, 42% range for kind of gross margins for the year to get to the EBITDA guide?

Brenda Lovcik

You’re within the range, yes.

Tim Wjos

Okay. Got you. And then secondly, just, Bryan, during COVID I think some of the smaller players in the industry got some shelf space in wholesale due to just supply chain constraints. Where are you in kind of like regaining some of that share in terms of getting some of that shelf space back and I guess where are you in that kind of journey?

Bryan Fairbanks

We saw that start to turn around meaningfully last year, and we further saw that as we were out in the selling season during the fourth quarter and now selling into the 2024 year, that a lot of those accounts that were really forced to take in some excess product because their existing suppliers didn’t have enough capacity at the time. We’ve seen them turn back to the brands that they’ve trusted before, and we’ve seen all of those consumers come back to Trex again.

Tim Wjos

Okay. Okay, great. Good luck on the rest of the year. Thanks for the time.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Ryan Merkel with William Blair.

Ryan Merkel

Hi everyone. Thanks for the question. Hey, Bryan, can you just tell us how you were thinking about guidance for the full year on revenue? I know it’s early in the season, and then maybe comment on April if that looked like the first quarter.

Bryan Fairbanks

Yes. So, it is...your key comment there, it is early in the season and we are encouraged with what we saw during the first quarter. We continue to be encouraged with what we saw in the month of April. We’ve talked to our contractors, we’ve talked to our dealers, and there is still that feeling that that consumer is out there. They’re looking to do those type of projects in the marketplace. But we also don’t want to get too far ahead of ourselves. We need to get well into the busiest part, really, the meat of the season in Q2, in Q3, to deliver that level of confidence that the consumer is going to be above that mid-single-digit type growth level. To Brenda’s comments of pulling some of that capacity back later in the year, if we see that number is higher, we’ll continue to run that capacity longer. So that results in higher revenue and also improvement in gross margin.

Ryan Merkel

Yes. Perfect. Makes sense. Alright, my second question, you called out an expanded product portfolio as one of the drivers of the strong growth. Any callouts there by category that you want to frame for us?

Bryan Fairbanks

It’s really across all of the new products. We’ve not broken out specific revenue on those products, but the Lineage product with heat mitigation technology is doing extremely well in the marketplace. Our Signature product is a high-end product, $9, $10 a linear foot. It is for that truly discerning buyer that’s looking for the look of real hardwood but the ease of maintenance of a Trex composite decking board, we’re seeing that move into the channel nicely as well. We just went national on that. So inventories are being built and we are starting to see the sell-through pick up on that. T-Rail, we launched midway through last year so, we’re about a year into that now and, again, starting to see some really good takeaway with that product. And then, of course, we’ve got the new products coming in, in the second quarter and that’s going to be a continuing story with the Company here of new products entering the market to drive our growth.

Ryan Merkel

Very good. Thanks.

Bryan Fairbanks

Thanks, Ryan.

Operator

Your next question comes from Rafe Jadrosich with Bank of America.

Rafe Jadrosich

Hi, good afternoon. Thanks for taking my question. Just the first quarter, obviously margin performance was really, really strong. If in your second half, revenue sort of implies 5% declines year-over-year, if the second half revenue ends up staying kind of in line with where we’re tracking now and does come in better, how do we think about the second half incremental margins like would you start...would you see margins kind of tracking more in line with what we saw in the first quarter? Like what are the puts and takes to that second half margin guidance that wasn’t impacting the first quarter?

Brenda Lovcik

Yes, thank you for the question, Rafe. So, if we break down Q1 gross margin, we highlighted the impact of our continuous improvement programs, production efficiencies, as well as just utilization. And so, if you break that apart, if we did about a third, a third, a third from those areas. So you think about utilization that will definitely help us in the back half if we continue to see. the strong pull through that we’re experiencing right now.

Rafe Jadrosich

Thank you, that’s helpful. And then just...if we step back and look at the long-term guidance you have is for 12...like the midpoints around 12% revenue growth, your revenue growth guidance for this year is I think the midpoint’s around that, but you do have a 6% to 7% tailwind from the timing of Early Buy. Can you just talk about what gets you to the long-term guidance pace relative to the underlying trend this year?

Bryan Fairbanks

Yes. So, I think we’re being conservative in where we see the consumer at this point. We do have those long-term expectations to deliver 12%-type revenue growth on average through, now, 2028 timeframe. Doesn’t mean that every year we’ll deliver that number. There will be economic differences that come along. I expect some years will be higher than that and there’ll probably be some other years that are lower than that. But we still have great confidence in those targets that we just laid out last September.

Rafe Jadrosich

Thanks. Appreciate it.

Bryan Fairbanks

Thanks.

Operator

Your next question comes from Susan Maklari with Goldman Sachs.

Susan Maklari

Thank you. Good afternoon, everyone. My first question, Bryan, is you noted that you are seeing a positive mix shift just given that the higher-end consumer is a bit more engaged in housing and taking on some of these larger projects. Can you talk about how that is flowing through to the results? Is there a lift that you’re getting in the margin? And if we do see that mix eventually does normalize with some of those lower-end consumers coming back, what would that mean for the margins and some of the other metrics in the business?

Bryan Fairbanks

Now, recall when we launched our enhanced product line back in 2019, the strategy with that product line was to have an entry level product at two times the price of wood, and then our step-up product, enhanced naturals. Having that product there to bring the consumer in, show the consumer that they can afford a Trex composite and then move them up to that next level. And with those two products, it’s a very attractive margin when you mix out the volume between those products, it wasn’t about bring people in the door and let’s just go sell as much basics as possible. It was really about that up-sell opportunity. So, you saw the kind of margins that we delivered even when that entry level was quite a bit stronger. And we are heading into the part of the season when we will see more sales coming through the DIY channel. That ends up being more of a summertime Q2, Q3. So, we’ll seek some of that come back in more heavily in Q2. So, I’m not concerned about the margin performance. This organization is highly focused on driving margins. And as we look at new products coming in, we’re making sure that we’ve got the appropriate margins with that and understanding that we’re going to have to meet the needs of all income levels so that we can deliver the kind of growth that we’re expecting as well as you’re expecting from us.

Susan Maklari

Yes. Okay, that makes sense. And then you mentioned that you were running at a fairly high utilization rate to start the year. Can you just perhaps quantify that for a bit? And as you do think about that sequential deceleration in that, where do you expect to get to? And is there any offset in there in the back half as you add some capacity perhaps?

Bryan Fairbanks

Yes, we haven’t quantified what our capacity utilization is. It’s fair to say that we are running extensively. And it’s important as an organization, given the size that we are today, we have to build that inventory and run that capacity earlier in the year. If we see that demand hit at a higher level during the busy season, we can’t turn on enough capacity to be able to make up the difference. So, that inventory has to be there. So, that’s why you see a higher capacity utilization. And I expect that will be consistent as we move forward. And then we start pulling that back as we enter into the latter part of the year. Now, as I mentioned before, the upside is that consumers remain stronger, we get into the heavy part of the season, that inventory in the channel comes down more quickly. And we keep running that capacity at a higher level.

Susan Maklari

Okay. Alright. Thank you for the color. Good luck with everything.

Bryan Fairbanks

Thanks.

Operator

Your next question comes from Phil Ng with Jefferies.

Phil Ng

Hey guys, congrats on another strong quarter. So, Bryan, I mean, interest rates are obviously higher. And you kind of called out maybe the lower end of consumer is a little squishier. But if I’ve heard you correctly, just based on what your channel partners are seeing in your sell-out, it doesn’t sound like you’ve seen any slowdown. It’s been pretty steady and strong. So, if I look at your full year sales guidance, what you’ve guided effectively, the first half, the back half implies 6% to 8% sales decline. Is that effectively just all inventory drawdowns? And is that what your channel partners have signaled that they’re looking to do as well? Are you baking in some conservatism with a more choppy macro backdrop?

Bryan Fairbanks

Well, let me provide the definition of how we are using sell-through. And that is point-of-sale at our pro channel locations, as well as our home center partners. It is just pure year-over-year, are they selling more, are they selling less? And we think that that’s going to be mid-single digits. So, to your point, yes, there will be inventory drawdown. We needed to get it out there early. When the season really turns on, those products will be there in the right mix to be able to service all of the needs of the channel. So that is what’s driving that. And we’ll see that inventory drive down as we move into Q2 and Q3.

Phil Ng

But has your channel partners signaled that they have a desire to kind of work down their inventory pretty hard? Because I think last year, you finished the year at really historical lows, at least in channel.

Bryan Fairbanks

I don’t know. It’s probably not fair to say they really want to go after it. They want to ensure…it’s the same thing as we do, we want to ensure that we have the right amount of product in the market to serve all of the needs that are out there. But as the year moves on, if we go back to the historical way the industry has run, that inventory starts coming back down again. There is no reason to hold that level of inventory at the end of November and December. Then we enter into the next Early Buy season. That inventory builds all over again. So, I don’t see that part of the channel necessarily changing, and I don’t think that’s unhealthy either.

Phil Ng

Okay, that’s helpful. One of your larger competitors called out last night that they won a fair amount of shelf space in 2025. Any major losses on your end, or is that someone else, I guess effectively?

Bryan Fairbanks

Yes, we picked up a number of the pro channel locations that we’ve worked with as exclusive locations for us as we moved into this year. We’ve picked up some additional stocking within the home centers as well, on a year-over-year basis.

Phil Ng

Okay, so when we think about 2024, no big negative event on the horizon, right?

Bryan Fairbanks

Correct.

Phil Ng

Okay, awesome. Thank you. Appreciate it.

Operator

Your next question comes from John Lovallo with UBS.

John Lovallo

Good afternoon, guys. And thank you for taking my questions. The first question is one of your competitors had talked about inventories in the channel being about 15% below historical norms. I think you characterize it as kind of being appropriate. I mean, is that suggesting that you believe that the channel is just going to carry less inventory as we move forward?

Bryan Fairbanks

Well, I guess what I would suggest here is we have appropriate inventory in the marketplace as we serve, going into the busy part of the season. We see that it’s appropriate to serve the type of growth that’s expected in the marketplace. And then if we see higher levels of growth, Trex has the ability to service that out of our inventory. So, I am not as exactly familiar, but there may be a little bit of difference in strategy of how inventory is being managed between balance sheet and the channel.

John Lovallo

Okay, that’s helpful. And then how are you guys thinking about price cost as we move through the year? Where you…how much deflation are you thinking is likely and is there an opportunity for pricing if input costs for you firm a bit.

Bryan Fairbanks

We are seeing some price pressures, as you’d expect, we’ve had labor go up this year. There have been another…a couple of other items that we’ve gone up, of course, capital equipment is more expensive, all of those sort of things. Energy costs out west are more expensive than they were prior. That’s why we have such a highly developed, continuous improvement process that we know that every year there are going to be those known increases that come out and hit us. We have to have the ability to be able to offset those increases.

Now, there may be situations where the cost increases are so large that you do have to take some pricing in the marketplace. So, we are not necessarily afraid to take pricing in the market when it’s the right time to do that. And if we see costs are well out expanding our ability to be able to offset through our own continuous improvement.

John Lovallo

Thank you, guys.

Bryan Fairbanks

Thanks.

Operator

Your next question comes from Jeffrey Stevenson with Loop Capital.

Jeffrey Stevenson

Hi, thanks for taking my questions today. I was wondering what feedback you heard from channel partners regarding the shift in Early Buy to the January start date, and whether you view it as a success and plan on replicating the strategy in 2025?

Bryan Fairbanks

We are not sure what the plan is for 2025 as of yet, but for 2024, it was absolutely a success. We gave the channel plenty of advance notice of how we were going to run the program, given that they’d come off of some volatile years’ pandemic, and dragging out inventory, wanting to get as low as possible. So, we wanted to work with our channel as much as possible. While we also laid out the expectations of what we need to deliver jointly to make sure that our consumers are always able to get their hands on the Trex products that they need. And that’s what drove the inventory targets that we have at the end of the first quarter. And I think the channel did an excellent job across the board, getting prepared for the season and extremely encouraged about the demand that I am seeing, the comments from our TrexPro contractors and from our dealers, as well as from the home center channels.

Jeffrey Stevenson

That’s great to hear, Bryan. And then how receptive have your distribution and dealer partners been to working with Trex to increase the attachment rate of Trex railing products as you continue to grow your railing product portfolio, just kind of, given how fragmented the railing industry is right now?

Bryan Fairbanks

So, I take you all the way back 15 years ago, there were probably 20 decking manufacturers in the marketplace. There were still a couple, three larger ones in the marketplace, but then there were a lot of smaller ones in the market, whereas today in decking, you have three manufacturers out there that make up the majority of the industry. Railing is a little bit like decking was 15 years ago. Trex leads with a share, this is on a dollar basis, with about 6% of the overall marketplace. And we see a significant opportunity of using the leverage of the Trex brand.

So, when that consumer is putting on a Trex deck, they are getting a Trex railing along with it. We don’t have all the options today that a consumer is looking for. So, we’ve got a significant opportunity, product development-wise, to provide those options. It gives our channel also the opportunity to have more of their sales through a single supplier rather than multiple suppliers. And you heard me say it, I said, there is 20, 30, 40 different railing suppliers, that’s a lot of additional overhead to be able to manage all of those additional SKUs, training your staff on how to install, how to sell, how you’re going to stock them, versus buying from one supplier, we can put it all in one truck together, bring it out of the same location, and have the same sales team there to help them build their business.

Jeffrey Stevenson

Great color. Thank you.

Bryan Fairbanks

Great. Thank you.

Operator

Your next question comes from Trey Grooms with Stephens.

Sid Ramesh

Hey, good afternoon. This is Sid Ramesh on for Trey. Thanks for taking my question. So, on SG&A, leverage was pretty strong in the quarter. Any color as to how we should be thinking about leverage going forward? I think 20 to 30 bps of leverage was what you guys mentioned for the year. Is that still a good number?

Brenda Lovcik

That’s correct. Yes, that is a good number. So, yes, we again continue to see the return on the investments that we are making in the marketing and branding space. So, we’ll continue to invest in that throughout the quarter or throughout the remainder of the year. But even with those increased spending, we expect to see that leverage of 20 to 30 basis points that we had highlighted.

Sid Ramesh

Got it, helpful. And then, Bryan, how did the pro channel kind of perform compared to the wholesale in the quarter? Anything meaningful to call out there?

Bryan Fairbanks

Well, the pro channel has a more consistent season on an overall basis. So, they’re going to be building through the fourth quarter and first quarter. They are probably more impacted by weather. If you’ve got heavy snow or heavy rain, they can’t be out building, but otherwise they are out quoting and they are out building all year long. Whereas the home center channel is much more seasonal. That DIY consumer is coming in to a much larger degree during the second quarter and third quarter. And of course, the home center channel is focused on that pro as well. So over time, it probably won’t be quite as seasonal as they continue to execute the strategy to gain more of that pro share.

Sid Ramesh

Helpful. Thank you, guys.

Bryan Fairbanks

Thank you.

Operator

Your next questions come from Keith Hughes with Truist.

Keith Hughes

Thank you. Back to the question on SG&A on the 20, 30 basis points of leverage, that would imply there would be deleverage the remaining quarters of the year. Is that what you’re signaling or is this more just a function of some of the conservatism we talked about so much on this call?

Brenda Lovcik

I would first say, right, as a percentage of sales view in Q1, right? We had a very high revenue. Q2 will continue to have high revenue. You start to see that decline a little bit in Q3 and Q4. So as a percentage, that might look like deleverage, but for the full year, you will still see that nice 20 to 30 basis points of leverage.

Keith Hughes

Okay. So, the dollars spent in SG&A year-over-year, I guess it’ll be up…

Brenda Lovcik

Exactly.

Keith Hughes

But far reduced rates with what we saw, for example, last year, is that directionally what we’re doing?

Brenda Lovcik

Sorry, say that one more time.

Keith Hughes

So, you were going to see year-over-year spend of SG&A up…

Brenda Lovcik

Yes.

Keith Hughes

But not what you’ve seen in past years when you were ramping up. I guess the point I’m trying to get to is, there has been a reinvestment in SG&A that you talked about many times.

Brenda Lovcik

Yes.

Keith Hughes

Are we reaching a top on that at this point? Maybe extend that question into 2025.

Bryan Fairbanks

The largest dollar value of those investments occurs during the second quarter and third quarter of the year. So, you will see higher numbers in that. Obviously, we guided to revenue in the second quarter. Historically, revenue does start to come down in the third quarter, yet it’s extremely important that we continue to market and bring those consumers through. So, you will see some lumpiness in that SG&A percentage, but on a full-year basis, that’s where we expect to see the leverage.

Keith Hughes

Okay. Thank you.

Bryan Fairbanks

Thanks, Keith.

Operator

Your next question comes from Kurt Yinger with DA Davidson.

Kurt Yinger

Great, thanks. Just one quick one for me. Bryan, maybe you could just give us a refresher around kind of the timeline for some of the different operations and start-up down in Arkansas. And I guess just at a high-level with the start-up of new facilities and new assets, you have added fixed costs. Any, I guess, directional color around how we should think about kind of incremental margins going forward, just in light of that investment?

Bryan Fairbanks

Yes. So, from a timeline perspective, we’re looking at mid-2025 from starting up our plastic processing operations and then into the first part of 2026, as we start up decking. So, everything is moving on as we’ve expected from a scheduled perspective. It is a sizable operation that we’ll be bringing up. So, there will be material costs flowing through. As we’ve mentioned in the past, we’ll be very transparent as to what those start-up costs are. We’ll start to see some of that a little bit in the fourth quarter of this year, then we’ll become much more material in 2025, and then through 2026 timeframe. But we’ll be sure to show everybody what the underlying gross margin looks like.

I think the great example is you see the leverage inherent within the Trex business model as we’re running at our existing capacity at these higher utilization rates and what that does with gross margin. So yes, of course, when you bring some new capacity on, we’re not going to be fully utilized in that on day one. We’ve got to train people. They are not going to run at 100% on day one. There will be some inefficiency. We’ll provide some additional details. We’re not prepared to do that at this point, but we’ll be sure to highlight that each quarter as we start getting into those expenses.

Kurt Yinger

Great. That’s very helpful. Thanks, Bryan. I’ll turn it over.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Ketan Mamtora with BMO Capital.

Ketan Mamtora

Thank you. And congrats on a strong quarter. Bryan, perhaps to start with, can you talk a little bit about sort of how the entry-level and the mid-level side of the market is doing? Any sort of intra-quarter trends or just overall performance of that side of the business?

Bryan Fairbanks

So, I am careful to make any broad predictions off of what we see in the first quarter because those products are more highly tailored towards the home center channels, and those home center channels kick off more heavily in Q2 and Q3. But as I mentioned in my comments, we are seeing that high-end consumers extremely engaged, and we talk to our contractors. Contractors are building larger decks; they’re using more of the premium products out there. So, it’s a trend that we’re seeing right now. We’ll see as we get into the summertime how the entry-level consumer jumps in and what kind of business they drive. And I think part of that is the upside that we see to the mid-single-digit growth.

Ketan Mamtora

Got it. That’s very helpful. Thank you.

Bryan Fairbanks

Thanks.

Operator

Your next question comes from Michael Rehaut with JP Morgan.

Michael Rehaut

Hi, good afternoon. Thanks for taking my questions. First, I’d like to circle in on the sell-through and maybe try and break that down a little bit. Your competitor the other day kind of pointed to a double digit sell through for the quarter, and so I was curious what your thoughts were perhaps around that in terms of…to the extent that you might have slightly different weightings towards different channels in the market or any other drivers that you kind of see in your business, that might kind of explain that difference. And in particular, I’m again, pretty curious about home center versus other channels, and such.

Bryan Fairbanks

So, our definition of sell-through is point of sales, both at the home center as well as within the pro channel. It does not include any seasonal positioning for the building season i.e., building inventory along the way. So, I can’t speak to how others may be doing it, but that’s how Trex is doing it. And we try to keep a pure definition as to what that sell-through is.

Michael Rehaut

Okay, thanks for that. I guess, secondly, I would love to kind of zero, kind of pull back a little bit bigger picture, with the capacity that you’ve added, with the capacity that you’re still planning to add, there is obviously still a lot of opportunity for growth over the next several years, and would love your thoughts on the opportunities that maybe you weren’t able to fully go after when you were sold out. And in particular, I’m thinking the builder channel, perhaps even on the international side. How do you think about kind of attacking those channels over time? Do you feel that it could be more kind of relatively gradual and kind of just playing into the growth algorithm that you laid out in your Investor Day, or could there be more sizable step-ups as you kind of attack those different opportunities?

Bryan Fairbanks

Well, it’s fair to say we’re attacking all of those opportunities. As we moved into 2023, there was inventory in the channel. Again, it was more…I wouldn’t quite call it a normalized year, but it was…there was plenty of capacity available to serve whatever the consumers needed at that point. That allowed us to set our sales team free and really go out and start hitting first of all, the accounts that may have brought in some other products during the pandemic itself, some of those builder opportunities that are out there, which we are seeing nice traction with them, of course, our international opportunities, architects, there is a whole list of pipeline opportunities that our sales team is going after. We track them closely in our performance against that. And that’s included with the overall expectations that we have as an organization. And the way we normally operate here is we’re going to have more things in our bag of growth opportunities than what’s going to deliver, what we’ve committed to that 12% along the way. And we also recognize not everything is going to work perfectly along the way. So, we need those additional opportunities to make sure that we’re delivering on our expectations and your expectations of us.

Michael Rehaut

Great. Thank you.

Bryan Fairbanks

Thank you.

Operator

Your next question comes from Anthony Pettinari with Citi.

Anthony Pettinari

Good evening. I was wondering if you could talk a little bit more about the offering in fasteners. And I think at the Analyst Day you talked about a $2.5 billion opportunity from adjacencies and extensions. And you know, how do fasteners sort of rank within that universe? And if you’re taking orders today, is this kind of more of an impact on 2025 or just any additional color you can give there on that opportunity?

Bryan Fairbanks

Yes, I am pleased it’s included within that adjacencies. We didn’t split that out specifically, and we’ll look at that for the next call to split out what that overall opportunity is. It’s something that we’ve had competitors in the marketplace being able to sell products onto Trex decking. There is no reason why Trex shouldn’t take our share of that revenue.

But when we did that, we were also recognized. We couldn’t just have a me-too product. We couldn’t just go buy something that’s out there and say, here is a Trex fastener. We engineered this system from the ground up. We’ve got a lot of people who have great experience within the fastener industry at Trex, but also coordinated with our contractors and the channel to understand what would be most meaningful for them. So, we started selling that into the channel. It was actually late last year into the home center channel, and now on a much larger basis. And we’ve seen great interest. It’s really just starting to flow into the pro side of the channel now.

So, this year will really be kind of the infill period of things. And then as more people decide to make a switch and take somebody else off of their shelf to bring Trex in, we’ll see larger opportunities. It’s the building product industry. Those things don’t tend to happen overnight, take somebody else off, put somebody else on. But because of the opportunity with the Trex brand name that we have, our ability to service on the same trucks, our ability to have sales support in each one of these locations, we feel great about the opportunity to convert a sizable portion of that business and make sure that if a Trex deck is being built, a Trex fastener is going on it.

Anthony Pettinari

Got it. Got it. And then of…some of the other adjacencies you know, that you talked about cladding, fencing, furniture, are there some that you feel are maybe you’re a little bit closer on or you feel we could be hearing more from soon?

Bryan Fairbanks

Fencing is a sizable marketplace, a variety of different materials in the market. We do have a small fencing program today that we manufacture out of our Nevada facility. That’s a sizable part of what that adjacency opportunity is and there are other things that we’re looking at, that fall into that revenue growth opportunity.

Anthony Pettinari

Okay, that’s very helpful. I’ll turn it over.

Bryan Fairbanks

Thanks.

Operator

Your next question comes from Matthew Bouley with Barclays.

Matthew Bouley

Good afternoon, everyone. Thanks for taking the questions. Back on the topic of the implied revenue decline in the second half, you know you mentioned the channel behavior is sort of normalized. I think you said earlier that you put more inventory into the channel earlier in the year than you’ve done the past couple of years. So, my question is, is that just the Early Buy shift, or is the shape of 2024 really a new norm? Is it material enough that there actually would be kind of a real headwind to year-over-year sales in the second half of the year? Thank you.

Bryan Fairbanks

We operate the organization the right way to service our customers, first and foremost. As we talk, we get the appropriate amount of inventory in the channel, depending upon what’s happening in the marketplace. And I look at this year of getting back to much more normal environment. When we look at that $135 million of revenue growth, about $75 million of that is relating to timing, and that’s going to a three-month Early Buy versus the historical four-month Early Buy that we’ve had.

An additional $40 million of that is back to normalizing channel inventories to the correct level. If you go all the way back to a year ago when we were having this call, I specifically mentioned, I would have liked to see an additional $40 million to $50 million in the channel to support our consumers correctly as we went through the season itself. So, approximately $40 million of that growth is related to normalizing the channel inventory to the right level. And then the last $20 million, accounting for about 8%, is what we look at as growth in sell-through. We looked at just purely normal year-over-year if everything had normalized, then we probably would have delivered 8% for the quarter. And then you would have continued to see growth in the second, third quarter, and fourth quarter. But there is normalizing of the seasonality that absolutely is entering into our quarterly performance right now.

Matthew Bouley

Perfect. Okay, that’s helpful, Bryan. Thank you for that. And then that of course then leads back to the gross margin question. We are talking about reducing utilization as you go through the year. So, I mean it sounds like that’s largely related to simply the cadence of revenues through the year. Is there any kind of incremental need to sort of work down inventories from current levels or is it really just kind of matching that cadence of revenues?

Bryan Fairbanks

It’s matching the cadence of revenues, and no, there is no need to be working down either the inventory that we have on our ground, which, that will work itself down as we move through second, third quarter. The channel inventory will work itself down through second and third quarters. It’s just normally the way the channel works as the overall marketplace normalizes back to pre-pandemic type behaviors.

Matthew Bouley

Great. Thanks Bryan. Good luck, guys.

Bryan Fairbanks

Thank you.

Operator

This concludes our question-and-answer session. I would like to turn conference back over to Bryan Fairbanks for any closing remarks.

CONCLUSION

Bryan Fairbanks

Thank you for participating in today’s call. We look forward to seeing many of you at the upcoming conferences. Good night.